Exhibit 99.1
RELEASE 8:00AM – OCTOBER 15, 2008

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS
RECORD QUARTERLY EARNINGS OF $121.9 MILLION
THIRD QUARTER EPS INCREASED 66.7%
DIVIDEND INCREASED FOR THE FOURTH CONSECUTIVE QUARTER
TO $0.13 PER SHARE
TOTAL ASSETS SURPASS $50 BILLION
Paramus, New Jersey, October 15, 2008 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the third quarter of 2008 increased 63.8% to $121.9 million as compared to $74.4 million for the third quarter of 2007. Diluted earnings per share increased 66.7% to $0.25 for the third quarter of 2008 as compared to $0.15 for the third quarter of 2007. For the nine months ended September 30, 2008, net income increased 47.1% to $321.3 million as compared to $218.4 million for the same period in 2007. Diluted earnings per share increased 54.8% to $0.65 for the nine months ended September 30, 2008 as compared to $0.42 for the same period in 2007. The Board of Directors declared a quarterly cash dividend of $0.13 per share, an increase of 62.5% from the quarterly cash dividend of $0.085 for third quarter of 2007.
A statement from Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, regarding the third quarter’s results, is attached to this press release and is incorporated herein by reference.
Financial highlights for the third quarter of 2008 are as follows:
•	Basic and diluted earnings per common share were both $0.25 for the third quarter of 2008 as compared to $0.15 for both basic and diluted earnings per share for the third quarter of 2007. Basic and diluted earnings per common share were $0.66 and $0.65, respectively for the first nine months of 2008 compared to $0.43 and $0.42, respectively for the same period in 2007.

•	The Board of Directors declared a quarterly cash dividend of $0.13 per common share payable on November 29, 2008 to stockholders of record at the close of business on November 10, 2008.

•	Net income amounted to $121.9 million for the third quarter of 2008, as compared to $74.4 million for the third quarter of 2007. For the nine months ended September 30, 2008, net income amounted to $321.3 million as compared to $218.4 million for the same period in 2007.

•	Net interest income increased 57.3% to $255.1 million for the third quarter of 2008 and 43.1% to $681.5 million for the nine months ended September 30, 2008.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the third quarter of 2008 were 0.97% and 10.19%, respectively. Our annualized return on average assets and annualized return on average shareholders’ equity for the nine months ended September 30, 2008 were 0.90% and 9.03%, respectively.

•	Our net interest rate spread and net interest margin were 1.70% and 2.08%, respectively, for the third quarter of 2008 and 1.52% and 1.93%, respectively, for the first nine months of 2008.

•	Our efficiency ratio was 19.21% for the third quarter of 2008 and 21.21% for the first nine months of 2008.

•	Net loans increased $4.32 billion to $28.52 billion at September 30, 2008 from $24.20 billion at December 31, 2007.

•	Deposits increased $2.14 billion to $17.29 billion at September 30, 2008 from $15.15 billion at December 31, 2007.

•	Borrowed funds increased $5.14 billion to $29.28 billion at September 30, 2008 from $24.14 billion at December 31, 2007.
Statement of Financial Condition Summary
Total assets increased $7.35 billion, or 16.5%, to $51.77 billion at September 30, 2008 from $44.42 billion at December 31, 2007. The increase in total assets reflected a $4.32 billion increase in loans and a $3.50 billion increase in total mortgage-backed securities, partially offset by an $865.3 million decrease in investment securities.
The increase in loans reflected our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut, as well as our continued loan purchase activity. For the first nine months of 2008, we originated $4.01 billion and purchased $2.55 billion of loans, compared to originations of $2.65 billion and purchases of $3.06 billion for the first nine months of 2007. While the residential real estate markets have weakened considerably during the past year, our competitive rates and the decreased mortgage lending competition have resulted in increased origination productivity for the first nine months of 2008.
The $3.50 billion increase in total mortgage-backed securities reflected purchases of $5.34 billion, which were primarily variable-rate instruments, partially offset by repayments of $1.84 billion.
Total investment securities decreased $865.3 million during the first nine months of 2008. Investment securities held to maturity decreased $1.36 billion partially offset by a $493.1 million increase in investment securities available for sale. The decrease was the result of calls of held to maturity and available for sale investment securities of $1.36 billion and $1.35 billion, respectively. The calls were partially offset by purchases of investment securities available for sale of $1.90 billion for the first nine months of 2008.
Total liabilities increased $7.18 billion, or 18.0%, to $46.99 billion at September 30, 2008 from $39.81 billion at December 31, 2007. The increase in total liabilities primarily reflected a $5.14 billion increase in borrowed funds and a $2.14 billion increase in deposits. The increase in borrowed funds was the result of $5.50 billion of new borrowings at a weighted-average rate of 3.12%, partially offset by repayments of $366.0 million with a weighted average rate of 3.93%. The new borrowings have final maturities of ten years and initial reprice dates of one to three years. The increase in total deposits reflected a $1.17 billion increase in our time deposits, a $957.6 million increase in our money market checking accounts and a $40.8 million increase in our demand accounts.
Total shareholders’ equity increased $174.8 million to $4.79 billion at September 30, 2008 from $4.61 billion at December 31, 2007. The increase was primarily due to net income of $321.3 million for the nine months ended September 30, 2008. This increase to shareholders’ equity was partially offset by cash dividends paid to common shareholders of $154.8 million and repurchases of our outstanding common stock at an aggregate cost of $3.6 million. At September 30, 2008, our shareholders’ equity to asset ratio was 9.24% and our tangible book value per share was $9.52.
The accumulated other comprehensive loss of $18.5 million at September 30, 2008 includes a $15.3 million after-tax net unrealized loss on securities available for sale ($25.9 million pre-tax). We invest primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as other securities issued by U.S. government–sponsored enterprises. We do not purchase unrated or private label mortgage-backed securities or other higher risk securities such as those backed by sub-prime loans. In addition, we do not own any common or preferred stock issued by Fannie Mae or Freddie Mac. The unrealized loss in the available for sale portfolio at September 30, 2008 was caused by increases in market yields subsequent to purchase and is not attributable to credit quality concerns. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security. Because the Company has the intent and the ability to hold securities with unrealized losses until a market price recovery (which, for debt securities may be until maturity), the Company did not consider these securities to be other-than-temporarily impaired at September 30, 2008.
Statement of Income Summary
The Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) decreased the overnight lending rate by 225 basis points during the first nine months of 2008 to 2.00%. This followed a 50 basis point reduction in the fourth quarter of 2007. In addition, the FOMC reduced the overnight lending rate in October 2008 by an additional 50 basis points to 1.50%. The large decrease in the overnight lending rate was in response to the continued liquidity crisis in the credit markets and recessionary concerns. As a result, short-term market interest rates decreased during the first nine months of 2008. Longer-term market interest rates also decreased during the first nine months of 2008, but at a slower pace than the short-term interest rates. As a result, the yield curve continued to steepen. Notwithstanding the decrease in long-term market interest rates noted above, mortgage rates have maintained a wider credit spread resulting in higher yields on mortgage loans relative to U.S. Treasury securities. However, the sharp decline of short-term interest rates during the first nine months of 2008 resulted in lower deposit costs. As a result, our net interest rate spread and net interest margin increased from both the third quarter and first nine months of 2007.
Net interest income increased $92.9 million, or 57.3%, to $255.1 million for the third quarter of 2008 as compared to $162.2 million for the third quarter of 2007. Net interest income increased $205.2 million, or 43.1%, to $681.5 million for the nine months ended September 30, 2008 compared to $476.3 million for the corresponding period in 2007. During the third quarter of 2008, our net interest rate spread increased 56 basis points to 1.70% and our net interest margin increased 43 basis points to 2.08% as compared to the third quarter of 2007. During the first nine months of 2008, our net interest rate spread increased 41 basis points to 1.52% and our net interest margin increased 27 basis points to 1.93% as compared to the same period in 2007.
Total interest and dividend income for the three months ended September 30, 2008 increased $133.1 million, or 24.3%, to $681.3 million as compared to $548.2 million for the three months ended September

30, 2007. The increase in total interest and dividend income was primarily due to a $9.41 billion, or 23.5%, increase in the average balance of total interest-earning assets to $49.52 billion for the third quarter of 2008 as compared to $40.11 billion for the third quarter of 2007. The increase in interest and dividend income was also partially due to an increase of 3 basis points in the annualized weighted-average yield on total interest-earning assets to 5.50% for the three month period ended September 30, 2008 from 5.47% for the comparable period in 2007.
Total interest and dividend income for the nine months ended September 30, 2008 increased $401.9 million, or 26.1%, to $1.94 billion as compared to $1.54 billion for the nine months ended September 30, 2007. The increase in total interest and dividend income was primarily due to a $9.01 billion, or 23.7%, increase in the average balance of total interest-earning assets to $46.97 billion for the nine months ended September 30, 2008 as compared to $37.96 billion for the corresponding period in 2007. The increase in interest and dividend income was also partially due to an increase of 10 basis points in the annualized weighted-average yield on total interest-earning assets to 5.51% for the nine months ended September 30, 2008 from 5.41% for the comparable period in 2007.
Interest and fees on mortgage loans increased $80.8 million to $394.7 million for the third quarter of 2008 as compared to $313.9 million for the same period in 2007 primarily due to a $5.44 billion increase in the average balance of first mortgage loans to $27.43 billion as compared to $21.99 billion for the second quarter of 2007, which reflected our continued emphasis on the growth of our mortgage loan portfolio. The increase in mortgage loan income was also due to a 5 basis point increase in the weighted-average yield to 5.76%. Notwithstanding the decrease in long-term market interest rates noted above, mortgage rates have maintained a wider credit spread resulting in higher yields on mortgage loans relative to U.S. Treasury securities.
For the nine months ended September 30, 2008, interest and fees on mortgage loans increased $236.7 million to $1.11 billion as compared to $873.4 million for the nine months ended September 30, 2007 primarily due to a $5.25 billion increase in the average balance of first mortgage loans to $25.74 billion as compared to $20.49 billion for same period in 2007. The increase in interest income on mortgage loans was also due to a 7 basis point increase in the weighted-average yield to 5.75%.
Interest on mortgage-backed securities increased $74.2 million to $225.3 million for the third quarter of 2008 as compared to $151.1 million for the third quarter of 2007. This increase was due primarily to a $5.67 billion increase in the average balance of mortgage-backed securities to $17.29 billion during the third quarter of 2008 as compared to $11.62 billion for the third quarter of 2007, and a 1 basis point increase in the weighted-average yield to 5.21%.
Interest on mortgage-backed securities increased $220.9 million to $632.2 million for the nine months ended September 30, 2008 as compared to $411.3 million for the nine months ended September 30, 2007. This increase was due primarily to a $5.40 billion increase in the average balance of mortgage-backed securities to $16.11 billion during the first nine months of 2008 as compared to $10.70 billion for the same period in 2007, and an 11 basis point increase in the weighted-average yield to 5.23%.
The increases in the average balances of mortgage-backed securities were due to purchases of variable-rate mortgage-backed securities as part of our interest rate risk management strategy. Since our primary lending activities are the origination and purchase of fixed-rate mortgage loans, the purchase of variable-rate mortgage-backed securities provides us with an asset that reduces our exposure to interest rate fluctuations while providing a source of cash flow from monthly principal and interest payments. The increase in the weighted average yields on mortgage-backed securities is a result of the purchase of new securities when market interest rates were higher than the yield earned on the existing portfolio.

Total interest expense for the three months ended September 30, 2008 increased $40.2 million, or 10.4%, to $426.2 million as compared to $386.0 million for the three months ended September 30, 2007. This increase was primarily due to a $9.29 billion, or 26.3%, increase in the average balance of total interest-bearing liabilities to $44.63 billion for the quarter ended September 30, 2008 compared with $35.34 billion for the third quarter of 2007. This increase in interest-bearing liabilities was primarily used to fund asset growth. The increase in the average balance of total interest-bearing liabilities was partially offset by a 53 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.80% for the quarter ended September 30, 2008 compared with 4.33% for the quarter ended September 30, 2007.
Total interest expense for the nine months ended September 30, 2008 increased $196.7 million, or 18.6%, to $1.26 billion as compared to $1.06 billion for the nine months ended September 30, 2007. This increase was primarily due to a $9.10 billion, or 27.5%, increase in the average balance of total interest-bearing liabilities to $42.16 billion for the nine months ended September 30, 2008 compared with $33.06 billion for the corresponding period in 2007. The increase in average balance of total interest-bearing liabilities was partially offset by a 31 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.99% for the nine months ended September 30, 2008 compared with 4.30% for the nine months ended September 30, 2007.
The decrease in the average cost of interest-bearing liabilities for the three- and nine-month periods in 2008 reflected the decrease in market interest rates during the first nine months of 2008.
Interest expense on deposits decreased $21.1 million to $134.0 million for the third quarter of 2008 as compared to $155.1 million for the third quarter of 2007. This decrease is due primarily to a 116 basis point decrease in the average cost of deposits to 3.28% for the 2008 quarter as compared to 4.44% for the 2007 quarter. This decrease was partially offset by a $2.41 billion increase in the average balance of interest-bearing deposits to $16.26 billion during the third quarter of 2008 quarter as compared to $13.85 billion for the comparable period in 2007.
For the nine months ended September 30, 2008, interest expense on deposits decreased $10.1 million to $433.4 million as compared to $443.5 million for the nine months ended September 30, 2007. This decrease is due primarily to a 71 basis point decrease in the average cost of deposits to 3.69% for the nine months ended September 30, 2008 as compared to 4.40% for the comparable period in 2007. This decrease was partially offset by a $2.21 billion increase in the average balance of interest-bearing deposits to $15.70 billion for the nine months ended September 30, 2008 as compared to $13.49 billion for the comparable period in 2007.
The increases in the average balance of interest-bearing deposits reflect our growth strategy. The decrease in the average cost of deposits for the three- and nine-month periods reflected lower market interest rates.
Interest expense on borrowed funds increased $61.4 million to $292.3 million for the third quarter of 2008 as compared to $230.9 million for the third quarter of 2007 primarily due to a $6.87 billion increase in the average balance of borrowed funds to $28.37 billion. The weighted average cost of borrowed funds decreased 16 basis points to 4.10% for the third quarter of 2008 as compared to 4.26% for the third quarter of 2007.
Interest expense on borrowed funds increased $206.7 million to $826.3 million for the nine months ended September 30, 2008 as compared to $619.6 million for the nine months ended September 30, 2007 primarily due to a $6.89 billion increase in the average balance of borrowed funds to $26.46 billion. The weighted average cost of borrowed funds decreased 6 basis points to 4.17% for the nine months ended September 30, 2008 as compared to 4.23% for the comparable period in 2007.

Borrowed funds were primarily used to fund the growth in interest-earning assets. The decrease in the average cost of borrowings for the third quarter and first nine months of 2008 reflected new borrowings in 2008, when market interest rates were lower than existing borrowings, and borrowings that were called. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. Based on the lower market interest rates as of September 30, 2008, we anticipate that none of the borrowings with call dates in 2008 will be called.
The provision for loan losses amounted to $5.0 million for the quarter ended September 30, 2008 as compared to $2.0 million for the quarter ended September 30, 2007 and amounted to $10.5 million for the nine months ended September 30, 2008 as compared to $2.8 million for the nine months ended September 30, 2007. The provision for loan losses was $4.8 million for the full calendar year ended December 31, 2007. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and growth in the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $142.1 million at September 30, 2008 and $79.4 million at December 31, 2007. The ratio of non-performing loans to total loans was 0.50% at September 30, 2008 compared with 0.33% at December 31, 2007. The allowance for loan losses amounted to $42.6 million and $34.7 million at September 30, 2008 and December 31, 2007 respectively. The allowance for loan losses as a percent of total loans and non-performing loans was 0.15% and 29.99%, respectively at September 30, 2008 as compared to 0.14% and 43.75%, respectively at December 31, 2007. We recorded net charge-offs of $1.4 million for the three months ended September 30, 2008 as compared to net charge-offs of $606,000 for the same period in 2007. For the nine months ended September 30, 2008, net charge-offs amounted to $2.6 million as compared to net charge-offs of $575,000 for the same period in 2007. The increase in charge-offs was related primarily to non-performing residential mortgage loans for which appraised values indicated declines in the value of the underlying collateral.
Total non-interest income was $2.2 million for the third quarter of 2008 compared with $2.0 million for the third quarter of 2007. Total non-interest income for the nine months ended September 30, 2008 was $6.5 million compared with $5.4 million for the comparable period in 2007. The increase in non-interest income is primarily due to an increase in service charges on deposits as a result of deposit account growth.
Total non-interest expense increased $8.2 million, or 19.9%, to $49.4 million for the third quarter of 2008 from $41.2 million for the third quarter of 2007. The increase is primarily due to a $5.5 million increase in compensation and employee benefits expense, a $2.2 million increase in other non-interest expense and a $540,000 increase in Federal deposit insurance expense. The increase in compensation and employee benefits expense included a $1.9 million increase in expense related to our employee stock ownership plan primarily as a result of increases in our stock price and a $1.9 million increase in compensation costs. The increase in compensation costs was due primarily to normal salary increases and increased staffing related to our branch expansion strategy. Included in other non-interest expense for the third quarter of 2008 were write-downs and net losses on the sale of foreclosed real estate of $516,000 compared with net gains on the sale of foreclosed real estate of $31,000 for the comparable period in 2007.
Total non-interest expense for the nine months ended September 30, 2008 was $145.8 million compared with $123.2 million during the corresponding 2007 period. The increase is primarily due to a $16.8 million increase in compensation and employee benefits expense and a $4.9 million increase in other non-interest expense. The increase in compensation and employee benefits expense reflected an $8.5 million increase in expense related to our employee stock ownership plan primarily as a result of increases in our stock price and a $4.8 million increase in compensation costs. Included in other non-interest expense for the nine months ended September 30, 2008 were write-downs and net losses on the sale of foreclosed real estate of $1.1 million compared with net gains on the sale of foreclosed real estate of $6,000 for the comparable period in 2007.
Our efficiency ratio was 19.21% for the three months ended September 30, 2008 as compared to 25.07% for the three months ended September 30, 2007. Our ratio of non-interest expense to average total assets for the third quarter of 2008 was 0.39% as compared to 0.40% for the third quarter of 2007. Our efficiency ratio for the nine months ended September 30, 2008 was 21.21% compared with 25.56% for the corresponding 2007 period. Our ratio of non-interest expense to average total assets for the nine months ended September 30, 2008 was 0.41% compared with 0.43% for the corresponding period in 2007.
Income tax expense amounted to $80.9 million for the three months ended September 30, 2008 compared with $46.6 million for the corresponding period in 2007. Our effective tax rate for the three months ended September 30, 2008 was 39.90% compared with 38.52% for the corresponding period in 2007. Income tax expense for the nine months ended September 30, 2008 was $210.4 million compared with $137.4 million for the corresponding 2007 period. Our effective tax rate for the nine months ended September 30, 2008 was 39.58% compared with 38.63% for the nine months ended September 30, 2007.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 126 branch offices in the New York metropolitan area.
Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW
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Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2008	2007
(In thousands except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$166,614	$111,245
Federal funds sold	218,358	106,299

Total cash and cash equivalents	384,972	217,544
Securities available for sale:
Mortgage-backed securities	8,404,667	5,005,409
Investment securities	3,258,594	2,765,491
Securities held to maturity:
Mortgage-backed securities	9,669,841	9,565,526
Investment securities	50,086	1,408,501

Total securities	21,383,188	18,744,927
Loans	28,498,201	24,192,281
Deferred loan costs	64,234	40,598
Allowance for loan losses	(42,628)	(34,741)

Net loans	28,519,807	24,198,138
Federal Home Loan Bank of New York stock	831,820	695,351
Foreclosed real estate, net	9,462	4,055
Accrued interest receivable	281,570	245,113
Banking premises and equipment, net	74,266	75,094
Goodwill	152,109	152,109
Other assets	137,524	91,640

Total Assets	$51,774,718	$44,423,971

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$16,728,732	$14,635,412
Noninterest-bearing	558,731	517,970

Total deposits	17,287,463	15,153,382
Repurchase agreements	14,850,000	12,016,000
Federal Home Loan Bank of New York advances	14,425,000	12,125,000

Total borrowed funds	29,275,000	24,141,000
Due to brokers	158,601	281,853
Accrued expenses and other liabilities	267,522	236,429

Total liabilities	46,988,586	39,812,664

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 520,862,291 and 518,569,602 shares outstanding at September 30, 2008 and December 31, 2007	7,415	7,415
Additional paid-in capital	4,613,018	4,578,578
Retained earnings	2,156,649	2,002,049
Treasury stock, at cost; 220,604,264 and 222,896,953 shares at September 30, 2008 and December 31, 2007	(1,754,688)	(1,771,106)
Unallocated common stock held by the employee stock ownership plan	(217,745)	(222,251)
Accumulated other comprehensive (loss) income, net of tax	(18,517)	16,622

Total shareholders’ equity	4,786,132	4,611,307

Total Liabilities and Shareholders’ Equity	$51,774,718	$44,423,971

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$394,748	$313,943	$1,110,121	$873,397
Consumer and other loans	6,245	7,107	19,978	21,077
Mortgage-backed securities held to maturity	123,890	124,524	372,354	329,604
Mortgage-backed securities available for sale	101,410	26,620	259,872	81,716
Investment securities held to maturity	874	18,620	12,764	55,863
Investment securities available for sale	40,825	43,391	121,354	142,577
Dividends on Federal Home Loan Bank of New York stock	12,510	10,616	40,729	26,835
Federal funds sold	815	3,382	4,093	8,275

Total interest and dividend income	681,317	548,203	1,941,265	1,539,344

Interest Expense:
Deposits	133,983	155,055	433,398	443,450
Borrowed funds	292,256	230,932	826,342	619,566

Total interest expense	426,239	385,987	1,259,740	1,063,016

Net interest income	255,078	162,216	681,525	476,328
Provision for Loan Losses	5,000	2,000	10,500	2,800

Net interest income after provision for loan losses	250,078	160,216	671,025	473,528

Non-Interest Income:

Service charges and other income	2,181	2,049	6,490	5,422

Non-Interest Expense:
Compensation and employee benefits	32,052	26,554	94,896	78,114
Net occupancy expense	7,633	7,718	22,437	21,997
Federal deposit insurance assessment	945	405	1,784	1,293
Computer and related services	657	633	2,044	2,014
Other expense	8,136	5,878	24,651	19,734

Total non-interest expense	49,423	41,188	145,812	123,152

Income before income tax expense	202,836	121,077	531,703	355,798
Income Tax Expense	80,928	46,634	210,423	137,448

Net income	$121,908	$74,443	$321,280	$218,350

Basic Earnings Per Share	$0.25	$0.15	$0.66	$0.43

Diluted Earnings Per Share	$0.25	$0.15	$0.65	$0.42

Weighted Average Number of Common Shares Outstanding:
Basic	484,759,567	491,331,210	483,491,345	504,784,333
Diluted	495,715,998	500,861,222	494,874,408	514,734,542

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended September 30,
	2008				2007
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$27,431,258	$394,748	5.76%		$21,990,493	$313,943	5.71%
Consumer and other loans	418,760	6,245	5.97		432,061	7,107	6.58
Federal funds sold	181,122	815	1.79		271,404	3,382	4.94
Mortgage-backed securities at amortized cost	17,288,478	225,300	5.21		11,617,722	151,144	5.20
Federal Home Loan Bank stock	827,393	12,510	6.05		623,693	10,616	6.81
Investment securities, at amortized cost	3,373,018	41,699	4.95		5,179,482	62,011	4.79

Total interest-earning assets	49,520,029	681,317	5.50		40,114,855	548,203	5.47

Noninterest-earnings assets	769,038				617,794

Total Assets	$50,289,067				$40,732,649

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$727,060	1,378	0.75		$766,928	1,457	0.75
Interest-bearing transaction accounts	1,609,380	12,248	3.03		1,715,934	14,538	3.36
Money market accounts	2,484,464	20,112	3.22		1,264,556	13,436	4.22
Time deposits	11,435,317	100,245	3.49		10,099,706	125,624	4.93

Total interest-bearing deposits	16,256,221	133,983	3.28		13,847,124	155,055	4.44

Repurchase agreements	14,046,628	144,769	4.10		10,948,609	116,888	4.24
Federal Home Loan Bank of New York advances	14,326,630	147,487	4.10		10,547,826	114,044	4.29

Total borrowed funds	28,373,258	292,256	4.10		21,496,435	230,932	4.26

Total interest-bearing liabilities	44,629,479	426,239	3.80		35,343,559	385,987	4.33

Noninterest-bearing liabilities:
Noninterest-bearing deposits	587,553				529,775
Other noninterest-bearing liabilities	284,512				214,543

Total noninterest-bearing liabilities	872,065				744,318

Total liabilities	45,501,544				36,087,877
Shareholders’ equity	4,787,523				4,644,772

Total Liabilities and Shareholders’ Equity	$50,289,067				$40,732,649

Net interest income/net interest rate spread (2)		$255,078	1.70			$162,216	1.14

Net interest-earning assets/net interest margin (3)	$4,890,550		2.08%		$4,771,296		1.65%

Ratio of interest-earning assets to interest-bearing liabilities			1.11	x			1.13	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Nine Months Ended September 30,
	2008				2007
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$25,742,402	$1,110,121	5.75%		$20,492,465	$873,397	5.68%
Consumer and other loans	426,864	19,978	6.24		428,054	21,077	6.57
Federal funds sold	236,479	4,093	2.31		215,706	8,275	5.13
Mortgage-backed securities at amortized cost	16,105,296	632,226	5.23		10,704,116	411,320	5.12
Federal Home Loan Bank stock	774,729	40,729	7.01		555,343	26,835	6.44
Investment securities, at amortized cost	3,681,122	134,118	4.86		5,567,410	198,440	4.75

Total interest-earning assets	46,966,892	1,941,265	5.51		37,963,094	1,539,344	5.41

Noninterest-earnings assets	775,956				603,535

Total Assets	$47,742,848				$38,566,629

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$731,732	4,132	0.75		$785,015	4,925	0.84
Interest-bearing transaction accounts	1,590,125	36,937	3.10		1,868,032	47,054	3.37
Money market accounts	2,107,569	52,577	3.33		1,074,245	31,428	3.91
Time deposits	11,270,239	339,752	4.03		9,758,275	360,043	4.93

Total interest-bearing deposits	15,699,665	433,398	3.69		13,485,567	443,450	4.40

Repurchase agreements	12,986,768	407,630	4.19		9,758,275	304,505	4.17
Federal Home Loan Bank of New York advances	13,468,861	418,712	4.15		9,811,172	315,061	4.29

Total borrowed funds	26,455,629	826,342	4.17		19,569,447	619,566	4.23

Total interest-bearing liabilities	42,155,294	1,259,740	3.99		33,055,014	1,063,016	4.30

Noninterest-bearing liabilities:
Noninterest-bearing deposits	562,141				514,903
Other noninterest-bearing liabilities	281,212				213,546

Total noninterest-bearing liabilities	843,353				728,449

Total liabilities	42,998,647				33,783,463
Shareholders’ equity	4,744,201				4,783,166

Total Liabilities and Shareholders’ Equity	$47,742,848				$38,566,629

Net interest income/net interest rate spread (2)		$681,525	1.52			$476,328	1.11

Net interest-earning assets/net interest margin (3)	$4,811,598		1.93%		$4,908,080		1.66%

Ratio of interest-earning assets to interest-bearing liabilities			1.11	x			1.15	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	Sept. 30, 2008	June 30, 2008	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007
	(Dollars in thousands, except per share data)
Net interest income	$255,078	$233,132	$193,315	$170,855	$162,216
Provision for loan losses	5,000	3,000	2,500	2,000	2,000
Non-interest income	2,181	2,088	2,221	1,851	2,049
Non-interest expense:
Compensation and employee benefits	32,052	31,299	31,545	28,516	26,554
Other non-interest expense	17,371	16,978	16,567	16,245	14,634

Total non-interest expense	49,423	48,277	48,112	44,761	41,188

Income before income tax expense	202,836	183,943	144,924	125,945	121,077
Income tax expense	80,928	73,240	56,255	48,437	46,634

Net income	$121,908	$110,703	$88,669	$77,508	$74,443

Total assets	$51,774,718	$49,161,986	$46,770,250	$44,423,971	$42,316,794
Loans, net	28,519,807	27,239,501	24,900,281	24,198,138	23,031,415
Mortgage-backed securities
Available for sale	8,404,667	7,600,182	6,727,124	5,005,409	2,683,594
Held to maturity	9,669,841	9,336,644	9,676,864	9,565,526	9,837,898
Other securities
Available for sale	3,258,594	3,287,143	3,717,331	2,765,491	3,663,715
Held to maturity	50,086	71,695	121,715	1,408,501	1,533,982
Deposits	17,287,463	16,719,345	16,077,113	15,153,382	14,625,726
Borrowings	29,275,000	27,475,000	25,225,000	24,141,000	22,891,000
Shareholders’ equity	4,786,132	4,709,594	4,710,089	4,611,307	4,589,510

Performance Data:
Return on average assets (1)	0.97%	0.93%	0.79%	0.72%	0.73%
Return on average equity (1)	10.19%	9.27%	7.60%	6.73%	6.41%
Net interest rate spread (1)	1.70	1.56	1.27	1.16	1.14
Net interest margin (1)	2.08%	1.97%	1.72%	1.64%	1.65%
Non-interest expense to average assets (1)	0.39%	0.41%	0.43%	0.41%	0.40%
Efficiency ratio (2)	19.21%	20.52%	24.66%	25.92%	25.07%
Dividend payout ratio	48.00%	50.00%	50.00%	53.13%	56.67%
Per Common Share Data:
Basic earnings per common share	$0.25	$0.23	$0.18	$0.16	$0.15
Diluted earnings per common share	$0.25	$0.22	$0.18	$0.16	$0.15
Book value per share (3)	$9.85	$9.73	$9.75	$9.55	$9.44
Tangible book value per share (3)	$9.52	$9.40	$9.41	$9.22	$9.10
Dividends per share	$0.120	$0.110	$0.090	$0.085	$0.085

Capital Ratios:
Equity to total assets (consolidated)	9.24%	9.58%	10.07%	10.38%	10.85%
Tier 1 leverage capital (Bank)	8.16%	8.41%	8.85%	9.16%	9.59%
Total risk-based capital	21.87%	22.56%	24.07%	24.83%	25.99%

Other Data:
Full-time equivalent employees	1,406	1,391	1,355	1,307	1,321
Number of branch offices	125	121	119	119	118

Asset Quality Data:
Total non-performing loans	$142,141	$116,315	$102,256	$79,402	$58,792
Number of non-performing loans	386	328	283	234	192
Total number of loans	81,949	79,929	76,447	75,857	73,682
Total non-performing assets	$151,602	$124,466	$107,146	$83,457	$62,197
Non-performing loans to total loans	0.50%	0.43%	0.41%	0.33%	0.26%
Non-performing assets to total assets	0.29%	0.25%	0.23%	0.19%	0.15%
Allowance for loan losses	$42,628	$39,078	$36,772	$34,741	$32,850
Allowance for loan losses to non-performing loans	29.99%	33.60%	35.96%	43.75%	55.87%
Allowance for loan losses to total loans	0.15%	0.14%	0.15%	0.14%	0.14%
Provision for loan losses	$5,000	$3,000	$2,500	$2,000	$2,000
Net charge-offs	$1,449	$694	$469	$109	$606

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

September 30,
(In thousands, except share and per share amounts)	2008
Shareholders’ equity	$4,786,132
Goodwill and other intangible assets	(160,710)
Tangible Shareholders’ equity	$4,625,422

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(220,604,264)

Shares outstanding	520,862,291
Unallocated ESOP shares	(34,879,190)
Unvested RRP shares	(168,332)
Shares in trust	(57,524)

Book value shares	485,757,245

Book value per share	$9.85

Tangible book value per share	$9.52

###

ABOUT OUR QUARTER AND OUR FINANCIAL STRENGTH
     After the worst week in history for the stock market, we decided to accelerate our earnings announcement in order to bring you some good news.
     Hudson City finished the third quarter with record earnings of $121.9 million or $0.25 per share versus last year’s third quarter earnings of $74.4 million or $0.15 per share. In fact, our earnings per share for the first three quarters of the year of $0.65 per share surpasses our entire total for the year 2007 which was $0.58 per share. We are on pace to have our tenth straight record year of earnings against a backdrop of tremendous chaos in the financial world.
     It is evident that our conservative model that emphasizes the underwriting of each individual loan application and tremendous system-wide cost control, while averaging 20% annual average asset growth over the last ten years, has been successful.
Performance Measures
     As you probably remember, we became a fully-public company in June 2005 when we issued the remaining 53% of our common stock and raised $3.9 billion of capital. During the third quarter of 2008, we were able to generate a 10.19% return on average equity and a 0.97% return on average assets. Both of these achievements occurred much sooner than we had forecast.
Capital and Liquidity
     We remain well capitalized with an equity to asset ratio of 9.24% — among the highest in the industry for institutions over $50 billion in assets. Our risk-based capital is 21.87%.
     Our securities portfolio consists of either U.S. government-sponsored enterprises or mortgage-backed securities with an implied government guarantee which offer us, in addition to a mortgage portfolio, excellent collateral for liquidity. In addition, as a result of the turmoil affecting many of our competitors, we have added better than $2.1 billion in deposits through the first nine months of 2008, which is also a record.

Loan Portfolio
     Through the first three quarters of 2008, our retail mortgage applications have surpassed the application volume for the full calendar year of 2007, which itself was a record year for us. About 54% of these applications were for home purchases in our primary market which is the New York metropolitan area.
     Our non-accrual loans went from 328 units as of June 30, 2008 to 386 units at September 30, 2008 out of 81,949 loans which represents 0.5% of total loans. We charged-off $1.4 million and recorded a provision for loan losses of $5.0 million for the quarter which we felt was prudent. During the last five quarters, we have provided $14.5 million to the loan loss reserve and charged-off $3.3 million. It is important to note that our loan portfolio still averages a 61% loan-to-value ratio based on appraised values at the time of origination.
Growth and Overhead
     Before the end of the year we will have added eight new branches for a total of 127. At the same time, we have improved our efficiency ratio to 19.21% which is the best ratio among the top 50 banks in the country based on asset size.
Objectives
     We believe we can continue to take market share and grow organically at a strong pace while not compromising asset quality. This growth will come in our traditional product offerings and with our strong commitment to asset quality.
     As always, we keep shareholder value as our highest objective. We are proud that we increased our quarterly cash dividend to $0.13 per share — this marks the 4th consecutive dividend increase at a time when other financial institutions are cutting dividends to survive.
     Our customers can remain confident in our financial strength and our commitment to our motto — “Bank on Better Values”. This motto captures our philosophy of customer service. We look forward to serving our customers needs as they seek out a safe harbor from the turmoil in the financial marketplace.
     We are pleased with your commitment to ownership of Hudson City and will strive to honor your continued confidence in Hudson City Bancorp, Inc.

Cordially,

Chairman, President
& Chief Executive Officer
Forward-Looking Statements

This statement may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.